News Release

Ryder Reports Fourth Quarter and Full Year 2020 Results

Fourth Quarter 2020
•Total revenue of $2.2 billion, down 3% reflecting lower fuel revenue
•Operating revenue (non-GAAP) of $1.8 billion, unchanged as higher revenues in supply chain were offset by lower revenues in fleet management and dedicated businesses
•GAAP EPS from continuing operations of $0.48 versus a loss of $(1.02) in prior year, primarily reflecting improved results in used vehicle sales (including gains), lease, and rental
•Comparable EPS (non-GAAP) from continuing operations of $0.83 (includes $0.38 one-time expense for frontline employee bonus) versus a loss of $(0.01) in prior year
•Full year 2020 operating cash flow was $2.2 billion and free cash flow was $1.6 billion

2021 Outlook
•GAAP EPS forecast of $4.18 - $4.68; comparable EPS (non-GAAP) forecast of $4.15 - $4.65
•Operating cash flow forecast of $2.2 billion; free cash flow forecast of $400M - $700M
•Expect to approach our interim target for adjusted ROE

MIAMI, February 11, 2021 – Ryder System, Inc. (NYSE: R), a leader in supply chain, dedicated transportation, and fleet management solutions, reported results for the three months ended December 31 as follows:

(In millions, except EPS)	Earnings (Loss) Before Taxes		Earnings (Loss)		Diluted Earnings (Loss) Per Share
	2020	2019	2020	2019	2020	2019
Continuing operations (GAAP)	$23.3	$(122.2)	$25.8	$(53.1)	$0.48	$(1.02)
Non-operating pension costs	1.8	40.3	0.6	30.6	0.01	0.59
Restructuring and other, net	8.8	21.6	7.4	16.1	0.14	0.31
ERP implementation costs	7.1	7.6	5.3	5.7	0.10	0.11
Gains on sale of properties	(1.7)	—	(1.6)	—	(0.02)	—
Early redemption of medium-term notes	9.0	—	6.9	—	0.13	—
Tax adjustments, net	—	—	(0.4)	—	(0.01)	—
Comparable (non-GAAP)	$48.3	$(52.7)	$43.9	$(0.7)	$0.83	$(0.01)
Note: Amounts may not be additive due to rounding.

Total and operating revenue for the three months ended December 31 were as follows:

(In millions)	Total Revenue			Operating Revenue (non-GAAP)
	2020	2019	Change	2020	2019	Change
Total	$2,213	2,277	(3)%	$1,839	1,839	—%
Fleet Management Solutions (FMS)	$1,335	1,432	(7)%	$1,193	1,224	(3)%
Supply Chain Solutions (SCS)	$711	649	10%	$506	466	8%
Dedicated Transportation Solutions (DTS)	$301	346	(13)%	$231	241	(4)%

CEO Comment

Commenting on the company's results and outlook, Ryder Chairman and CEO Robert Sanchez said, "I am pleased that we delivered significantly higher year over year earnings in the fourth quarter and made progress on our initiatives to improve returns. We generated $1.6 billion of free cash flow in 2020 in line with our goal to deliver positive free cash flow over the cycle.

"Improving used vehicle market conditions resulted in gains on sale in the second half of 2020 and enabled us to reduce inventory levels to within our target range. Actions taken to align the rental fleet size with lower demand conditions following the pandemic have been successful, resulting in fourth quarter utilization levels higher than prior year. ChoiceLease pricing initiatives continue to benefit returns and are resulting in higher revenue per new lease vehicle. Ongoing progress on our multi-year maintenance cost-savings initiative generated $30 million in savings in 2020.

"Efforts to accelerate growth in SCS and DTS continue and include the launch of our national multimedia advertising campaign, which has generated an increase in sales leads and traffic to Ryder.com. The 2020 launch of RyderShare, our digital platform for real-time freight visibility and collaboration, continues to gain traction as the platform has been used to track almost two million shipments for supply chain and dedicated customers.

“Finally, I'm extremely grateful to Ryder's frontline employees who have continued to deliver in a very difficult environment, and in recognition we awarded them one-time bonuses totaling $28 million."

Outlook

Full Year 2021
Total Revenue Growth	mid-single digits
Operating Revenue Growth	mid-single digits
FY21 GAAP EPS	$4.18 - $4.68
FY21 Comparable EPS	$4.15 - $4.65
YOY Earnings Benefit from Lower Depreciation Impact (excl. UVS, net)	~$220M
Tax Rate	high 20's

Adjusted Return on Equity (1)	10% - 11%
Cash from Operating Activities	$2.20B
Free Cash Flow	$400M - $700M
Capital Expenditures	$2.0B - 2.3B

First Quarter 2021
1Q21 GAAP EPS	$0.30 - $0.40
1Q21 Comparable EPS	$0.50 - $0.60
YOY Earnings Benefit from Lower Depreciation Impact (excl. UVS, net)	~$50M

(1) The non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided below.

"While the 2021 market environment remains uncertain and may be impacted by developments related to COVID-19 and other factors, we expect improving economic conditions, continued secular trends that favor outsourcing, and progress on our strategic initiatives. Based on this outlook and an improved deal pipeline, we expect higher contractual sales activity. Operating revenue growth in SCS and DTS is expected to be within the high-single-digit target range, with FMS growth near the lower end of the mid-single digit target range.

"The expected earnings benefit related to a lower depreciation expense impact from prior residual value estimate changes, better rental performance, and our actions to improve returns are expected to be the key contributors to approaching our interim target for adjusted ROE of 11% in 2021. Used vehicle market pricing is anticipated to modestly improve throughout the year. We're planning to grow the rental fleet to capture increased demand from a strong e-commerce and freight environment. The benefits from higher lease pricing and our maintenance cost-savings initiative are expected to be partially offset by a smaller lease fleet. We expect to deliver strong free cash flow this year, consistent with our goal to generate positive free cash flow over the cycle.

"We are accelerating investments in strategic initiatives to capitalize on the growing market demand for innovative supply chain solutions, improve the customer experience, expand sales capabilities, and achieve our growth and return targets over time."

Fourth Quarter Business Segment Operating Results

Fleet Management Solutions: Earnings Increased Primarily Reflecting Improved Used Vehicle Sales Results, Including Declining Impact of Depreciation Expense from Prior Residual Value Estimate Changes, and Better Results in Lease and Rental

(In millions)	4Q20	4Q19	Change
Total Revenue	$1,335	1,432	(7)%
Operating Revenue (1)	$1,193	1,224	(3)%

Earnings Before Tax (EBT) (2)	$60	(80)	NM
FMS EBT as a % of FMS total revenue	4.5%	(5.6)%	NM
FMS EBT as a % of FMS operating revenue (1)	5.0%	(6.6)%	NM

Full-year EBT as % of total and operating revenue	FY20	FY19	Change
FMS EBT as a % of FMS total revenue	(2.7)%	(1.3)%	(140) bps
FMS EBT as a % of FMS operating revenue (1)	(3.1)%	(1.5)%	(160) bps

(1) Non-GAAP financial measure excluding fuel and lease liability insurance revenue.
(2) EBT in 4Q20 and 4Q19 included $86M and $148M of depreciation expense, respectively, from the impact of policy and accelerated depreciation and used vehicle sales results due to 2020 and 2019 residual values estimate changes.
NM - Not Meaningful

In the Fleet Management Solutions (FMS) business segment, total revenue declined due to lower fuel and operating revenue. Operating revenue declined due primarily to a 7% decrease in rental revenue from lower demand on a smaller fleet.

FMS EBT increased by $141 million reflecting a declining impact of depreciation expense from prior vehicle residual value estimate changes and higher gains on used vehicles sold together totaling $62 million. We significantly reduced our used vehicle inventory to within our target range at year-end. Lease results benefited from lower insurance costs from the discontinuance of the lease liability product and higher pricing on lease vehicles. Rental power fleet utilization in the quarter was strong at 79%, up from 76% in the prior year on a 16% smaller fleet. Utilization increased due to improving economic conditions and actions taken to align the fleet with market demand. Rental results benefited from lower maintenance costs, including benefits from our cost-savings initiative, and higher pricing. FMS earnings before tax as a percentage of FMS operating revenue is below the company's long-term target of high single digits, reflecting depreciation from prior residual value estimate changes.

Supply Chain Solutions: Results Benefited from Higher Pricing and Growth

(In millions)	4Q20	4Q19	Change
Total Revenue	$711	649	10%
Operating Revenue (1)	$506	466	8%

Earnings Before Tax (EBT)	$34	32	5%
EBT as a % of total revenue	4.8%	5.0%	(20) bps
EBT as a % of operating revenue (1)	6.8%	6.9%	(10) bps

Full-year EBT as % of total and operating revenue	FY20	FY19	Change
EBT as a % of total revenue	6.3%	5.7%	60 bps
EBT as a % of operating revenue (1)	8.6%	7.7%	90 bps

(1) Non-GAAP financial measure excluding fuel and subcontracted transportation.

In the Supply Chain Solutions (SCS) business segment, total revenue and operating revenue increased primarily due to new business, increased pricing, and higher volumes. Revenue increases reflect growth in consumer packaged goods, retail, and automotive.

SCS earnings before tax increased due to higher pricing and new business, partially offset by favorable insurance claims development in the prior year and higher compensation-related costs. SCS EBT as a percentage of SCS operating revenue is below the company's long-term target of high single digits for the fourth quarter, but is within the target range for full year 2020.

Dedicated Transportation Solutions: Lower Earnings Primarily Due to Prior Year Favorable Insurance Claims, Partially Offset by Improved Operating Performance

(In millions)	4Q20	4Q19	Change
Total Revenue	$301	346	(13)%
Operating Revenue (1)	$231	241	(4)%

Earnings Before Tax (EBT)	$15	18	(16)%
EBT as a % of total revenue	5.1%	5.2%	(10) bps
EBT as a % of operating revenue (1)	6.6%	7.5%	(90) bps

Full-year EBT as % of total and operating revenue	FY20	FY19	Change
EBT as a % of total revenue	6.0%	5.7%	30 bps
EBT as a % of operating revenue (1)	7.9%	8.3%	(40) bps

(1) Non-GAAP financial measure excluding fuel and subcontracted transportation.

In the Dedicated Transportation Solutions (DTS) business segment, total revenue and operating revenue declined primarily due to lower contractual sales in late 2019 and early 2020.

DTS earnings before tax decreased primarily due to a favorable insurance claims development in the prior year, partially offset by improved operating performance. DTS EBT as a percentage of DTS operating revenue is below the company's long-term target of high single digits for the fourth quarter, but is within the target range for full year 2020.

Corporate Financial Information

Unallocated Central Support Services
In the fourth quarter of 2020, unallocated CSS costs were $49 million as compared to $15 million in the prior year, primarily reflecting a previously announced one-time expense of $28 million for a recognition and retention bonus paid to frontline workers.

Income Taxes
Our effective income tax rate from continuing operations for the fourth quarter of 2020 was a benefit of 10.6% as compared to a benefit of 56.6% in the prior year. Tax rates in both periods were impacted by lower earnings due to prior residual value estimate changes. The comparable effective income tax rate (a non-GAAP measure) from continuing operations for the fourth quarter of 2020 was an expense of 9.0% as compared to a benefit of 98.7% in the prior year. The fourth quarter effective tax rate reflects the impact of favorable discrete items on a low level of earnings before taxes.

Capital Expenditures, Cash Flow, and Leverage
Full year gross capital expenditures decreased to $1.1 billion in 2020 compared with $3.6 billion in 2019 due to lower investments in the lease and rental fleets.

Full year operating cash flow was $2.2 billion in 2020, up from $2.1 billion in 2019. Free cash flow (a non-GAAP measure) was positive $1.6 billion, up from negative $(1.1) billion in 2019, reflecting decreased capital spending as well as improved working capital.

Debt-to-equity as of December 31, 2020 declined to 293% from 320% at year-end 2019, and is now within the company's long-term target of 250-300%. The decrease in debt-to-equity from year-end 2019 primarily reflects the reduction in debt due to higher free cash flow.

Supplemental Company Information

Fourth Quarter Net Earnings

(In millions, except EPS)	Earnings		Diluted EPS
	2020	2019	2020	2019
Earnings (loss) from continuing operations	$25.8	(53.1)	$0.48	(1.02)
Discontinued operations	(0.1)	(0.4)	—	(0.01)
Net earnings (loss)	$25.6	(53.5)	$0.48	(1.02)

Full Year Operating Results

(In millions, except EPS)	Years ended December 31,
	2020	2019	Change
Total revenue	$8,420	8,926	(6)%
Operating revenue (non-GAAP)	$7,024	7,189	(2)%

Earnings (loss) from continuing operations	$(112.0)	(23.3)	NM
Comparable earnings (loss) from continuing operations (non-GAAP)	$(13.8)	53.6	NM
Net earnings (loss)	$(122.3)	(24.4)	NM

Earnings (loss) per common share (EPS) - Diluted
Continuing operations	$(2.15)	(0.45)	NM
Comparable (non-GAAP)	$(0.27)	1.01	NM
Net earnings (loss)	$(2.34)	(0.47)	NM

Business Description

Ryder System, Inc. is a leading supply chain, dedicated transportation, and fleet management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The company’s financial performance is reported in the following three, inter-related business segments:
•Supply Chain Solutions – Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.
•Dedicated Transportation Solutions – Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.
•Fleet Management Solutions – Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best – so they can grow.

For more information on Ryder System, Inc., visit investors.ryder.com and ryder.com.

###

Note: Regarding Forward-Looking Statements

Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our forecast, outlook, expectations regarding market trends and economic environment; impact of the COVID-19 pandemic on market conditions, e-commerce trends, freight environment, earnings, depreciation, commercial rental demand and utilization, and used vehicle sales volume and pricing, expected benefits from our strategic initiatives and our multi-year maintenance cost-savings initiatives; expected benefits of lease pricing initiatives; our ability to implement our asset management strategy to right size our fleet; performance, including sales and revenue growth, in our product lines and segments; residual values and depreciation expense; used vehicle inventory; rental utilization; free cash flow; operating cash flow; capital expenditures; fleet growth; profitability of our Ryder Last Mile operations; resumption of the anti-dilutive share repurchase program; and our ability to obtain our projected benefits from our investments and partnerships through the RyderVentures capital fund. Our forward-looking statements also include our estimates of the impact of our changes to residual value estimates on earnings and depreciation expense. The expected impact of the change in residual value estimates is based on our current assessment of the residual values and useful lives of revenue-earning equipment based on multi-year trends and our outlook for the expected near-term used vehicle market. Our assessment is subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results related to vehicle residual values to materially differ from estimates include, but are not limited to, changes in supply and demand, including due to COVID-19 impacts and other factors, competitor pricing, regulatory requirements, driver shortages, requirements and preferences, as well as changes in underlying assumption factors.

All of our forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the duration and severity of the COVID-19 pandemic and governmental responses thereto; our ability to adapt to changing market conditions, lower than expected contractual sales, decreases in commercial rental demand or utilization or poor acceptance of rental pricing, worsening of market demand for or excess supply of used vehicles impacting current and/or estimated pricing and our anticipated proportion of retail versus wholesale sales; lack of customer demand for our services; higher than expected maintenance costs; lower than expected benefits from our cost-savings initiatives; lower than expected benefits from our sales, marketing and new product initiatives; higher than expected costs related to our ERP implementation; setbacks or uncertainty in the economic market or in our ability to grow and retain profitable customer accounts; implementation or enforcement of regulations; decreases in freight demand or volumes; used vehicle inventory levels; poor operational execution including with respect to new accounts and product launches; our difficulty in obtaining adequate profit margins for our services; our inability to maintain current pricing levels due to soft economic conditions; business interruptions or expenditures due to labor disputes; severe weather or natural occurrences; competition from other service providers and new entrants; lower than anticipated customer retention levels; loss of key customers; driver and technician shortages resulting in higher procurement costs and turnover rates; higher than expected bad debt reserves or write-offs; changes in customers' business environments that will limit their ability to commit to long-term vehicle leases; a decrease in credit ratings; increased debt costs; adequacy of accounting estimates; higher than expected reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue; impact of changes in our residual value estimates and accounting policies, including our depreciation policy; the sudden or unusual changes in fuel prices; unanticipated currency exchange rate fluctuations; our ability to manage our cost structure; and the risks described in our filings with the Securities and Exchange Commission (SEC). The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note: Regarding Non-GAAP Financial Measures

This news release includes certain non-GAAP financial measures as defined under SEC rules. Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure and why management believes that presentation of each measure provides useful information to investors. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

CONFERENCE CALL AND WEBCAST INFORMATION

Ryder’s earnings conference call and webcast is scheduled for February 11, 2021 at 11:00 a.m. ET. To join, click here.

LIVE AUDIO VIA PHONE
Toll Free Number:    888-352-6803
USA Toll Number:    323-701-0225
Audio Passcode:        Ryder
Conference Leader:    Bob Brunn

AUDIO REPLAY VIA PHONE
An audio replay of the call will be available one hour after call ends for 30 days.
Toll Free Number:    888-203-1112
USA Toll Number:    719-457-0820
Replay Passcode:        1420126

AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast will be available within 24 hours after the end of the call. Click here then select Financials/Quarterly Reports and the date.

AUDIO & SLIDE REPLAY VIA INTERNET
An audio replay including the slide presentation will be available on the Internet within two hours following the call. Click here then select Financials/Quarterly Reports and the date.

Contacts:    Media:                        Investor Relations:
        Amy Federman                    Bob Brunn
        (305) 500-4989                    (305) 500-4053

Financial = ryder-financial
USA = ryder-usa

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended December 31, 2020 and 2019
(In millions, except per share amounts)

	Three Months		Twelve Months
	2020	2019	2020	2019

Lease & related maintenance and rental revenues	$973.9	992.2	$3,704.0	3,784.7
Services revenue	1,143.0	1,143.6	4,318.0	4,555.7
Fuel services revenue	96.1	140.7	398.1	585.4
Total revenues	2,212.9	2,276.5	8,420.1	8,925.8

Cost of lease & related maintenance and rental	756.8	874.1	3,108.8	3,103.7
Cost of services	972.8	983.7	3,653.1	3,879.9
Cost of fuel services	91.4	139.8	382.7	571.7
Other operating expenses	30.0	29.8	123.4	122.0
Selling, general and administrative expenses	277.7	233.7	921.6	907.4
Non-operating pension costs	1.8	40.3	11.2	60.4
Used vehicle sales, net	(17.7)	9.6	(0.4)	58.7
Interest expense	68.9	62.8	261.3	241.4
Miscellaneous (income) loss, net	(10.0)	(4.2)	(21.9)	(33.6)
Restructuring and other items, net	18.0	29.2	110.6	56.6
	2,189.6	2,398.8	8,550.5	8,968.1

Earnings (loss) from continuing operations before income taxes	23.3	(122.2)	(130.4)	(42.3)
Provision for (benefit from) income taxes	(2.5)	(69.2)	(18.4)	(19.0)
Earnings (loss) from continuing operations	25.8	(53.1)	(112.0)	(23.3)
Earnings (loss) from discontinued operations, net of tax	(0.1)	(0.4)	(10.3)	(1.1)
Net earnings (loss)	$25.6	(53.5)	$(122.3)	(24.4)

Earnings (loss) per common share — Diluted
Continuing operations	$0.48	(1.02)	$(2.15)	(0.45)
Discontinued operations	—	(0.01)	(0.21)	(0.03)
Net earnings (loss)	$0.48	(1.02)	$(2.34)	(0.47)

Earnings (loss) available to common shareholders
Earnings (loss) from continuing operations	$25.8	(53.1)	$(112.0)	(23.3)
Less: Distributed and undistributed earnings allocated to unvested stock	(0.1)	(0.1)	(0.5)	(0.5)
Earnings (loss) from continuing operations available to common stockholders	$25.6	(53.2)	$(112.5)	(23.7)

Weighted-average common shares outstanding — Diluted	53.0	52.3	52.4	52.3

EPS from continuing operations	$0.48	(1.02)	$(2.15)	(0.45)
Non-operating pension costs	0.01	0.59	0.10	0.85
Restructuring and other, net	0.14	0.31	0.84	0.51
ERP implementation costs	0.10	0.11	0.49	0.30
Gains on sale of properties	(0.02)	—	(0.10)	(0.26)
Early redemption of medium-term notes	0.13	—	0.13	—
Tax adjustments, net	(0.01)	—	0.42	0.06
Comparable EPS from continuing operations *	$0.83	(0.01)	$(0.27)	1.01

*Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In millions)

	December 31, 2020	December 31, 2019

Assets:
Cash and cash equivalents	$151.3	73.6
Other current assets	1,444.2	1,488.5
Revenue earning equipment, net	8,777.0	10,427.7
Operating property and equipment, net	927.1	917.8
Other assets	1,632.4	1,567.8
	$12,932.0	14,475.3

Liabilities and shareholders' equity:
Current liabilities	$1,536.6	1,470.8
Total debt (including current portion)	6,610.2	7,924.8
Other non-current liabilities (including deferred income taxes)	2,529.6	2,603.4
Shareholders' equity	2,255.6	2,476.3
	$12,932.0	14,475.3

SELECTED KEY RATIOS AND METRICS

	December 31, 2020	December 31, 2019

Debt to equity	293%	320%
Annual effective interest rate (average cost of debt)	3.6%	3.3%

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019

Comparable EBITDA*	$567.5	557.8	$2,258.3	2,243.4

	Twelve months ended December 31,
	2020	2019

Net cash provided by operating activities from continuing operations	$2,181.3	2,140.5
Proceeds from sales (primarily revenue earning equipment)	552.2	518.0
Capital expenditures paid	1,146.5	3,735.2

Gross capital expenditures (accrual basis)	$1,070.0	3,620.4
Proceeds from sales (primarily revenue earning equipment)	(552.2)	(518.0)
Net capital expenditures	$517.8	3,102.4

	Twelve months ended December 31,
	2020	2019

Adjusted return on equity *	(1.3)%	0.3%

Adjusted return on capital *	1.8%	1.9%
Weighted average cost of capital	4.7%	4.8%
Adjusted return on capital spread **	(2.9)%	(2.9)%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release. Comparable EBITDA has been recast to exclude gains/losses from the sale of used vehicles.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended December 31, 2020 and 2019
(In millions)

	Three Months			Twelve Months
	2020	2019	B(W)	2020	2019	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$813.4	809.0	1%	$3,159.9	3,077.1	3%
SelectCare	123.9	135.8	(9)%	514.3	541.4	(5)%
Commercial rental	239.2	256.1	(7)%	834.2	1,009.1	(17)%
Other	16.6	23.6	(30)%	69.1	92.3	(25)%
Fuel services revenue	139.6	197.5	(29)%	569.1	816.4	(30)%
ChoiceLease liability insurance revenue	2.1	9.6	(78)%	23.8	35.3	(32)%
Total Fleet Management Solutions	1,334.8	1,431.5	(7)%	5,170.5	5,571.4	(7)%
Supply Chain Solutions	711.2	648.7	10%	2,544.4	2,551.3	—%
Dedicated Transportation Solutions	300.9	346.4	(13)%	1,229.4	1,417.5	(13)%
Eliminations	(134.0)	(150.1)	11%	(524.2)	(614.4)	15%
Total revenue	$2,212.9	2,276.5	(3)%	$8,420.1	8,925.8	(6)%

Operating Revenue: *
Fleet Management Solutions	$1,193.2	1,224.5	(3)%	$4,577.6	4,719.8	(3)%
Supply Chain Solutions	505.7	466.4	8%	1,870.4	1,880.0	(1)%
Dedicated Transportation Solutions	231.0	241.3	(4)%	929.2	972.7	(4)%
Eliminations	(90.5)	(93.4)	3%	(353.2)	(383.4)	8%
Operating revenue	$1,839.4	1,838.8	—%	$7,024.0	7,189.1	(2)%

Business Segment Earnings:
Earnings (loss) from continuing operations
before income taxes:
Fleet Management Solutions	$60.2	(80.4)	NM	$(142.0)	(70.3)	NM
Supply Chain Solutions	34.2	32.4	5%	159.9	145.1	10%
Dedicated Transportation Solutions	15.3	18.1	(16)%	73.4	81.1	(9)%
Eliminations	(12.1)	(8.1)	(48)%	(42.8)	(50.7)	16%
	97.6	(38.0)	NM	48.6	105.2	(54)%
Unallocated Central Support Services	(49.3)	(14.7)	NM	(77.4)	(49.1)	(58)%
Non-operating pension costs	(1.8)	(40.3)	96%	(11.2)	(60.4)	82%
Other items impacting comparability, net	(23.2)	(29.2)	20%	(90.4)	(38.0)	NM
Earnings (loss) from continuing operations before income taxes	23.3	(122.2)	NM	(130.4)	(42.3)	NM
Provision for (benefit from) income taxes	(2.5)	(69.2)	(96)%	(18.4)	(19.0)	(3)%
Earnings (loss) from continuing operations	$25.8	(53.1)	NM	$(112.0)	(23.3)	NM

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.
NM - Not Meaningful

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended December 31, 2020 and 2019
(In millions)

	Three Months			Twelve Months
	2020	2019	B(W)	2020	2019	B(W)

Fleet Management Solutions

FMS total revenue	$1,334.8	1,431.5	(7)%	$5,170.5	5,571.4	(7)%
Fuel services revenue(a)	(139.6)	(197.5)	(29)%	(569.1)	(816.4)	(30)%
ChoiceLease liability insurance revenue	(2.1)	(9.6)	(78)%	(23.8)	(35.3)	(32)%
FMS operating revenue *	$1,193.2	1,224.5	(3)%	$4,577.6	4,719.8	(3)%

Segment earnings (loss) before income taxes	$60.2	(80.4)	NM	$(142.0)	(70.3)	NM

FMS earnings (loss) before income taxes as % of FMS total revenue	4.5%	(5.6)%		(2.7)%	(1.3)%

FMS earnings (loss) before income taxes as % of FMS operating revenue *	5.0%	(6.6)%		(3.1)%	(1.5)%

Supply Chain Solutions

SCS total revenue	$711.2	648.7	10%	$2,544.4	2,551.3	—%
Subcontracted transportation	(184.0)	(154.3)	19%	(593.9)	(554.7)	7%
Fuel	(21.5)	(28.0)	(23)%	(80.1)	(116.6)	(31)%
SCS operating revenue *	$505.7	466.4	8%	$1,870.4	1,880.0	(1)%

Segment earnings before income taxes	$34.2	32.4	5%	$159.9	145.1	10%

SCS earnings before income taxes as % of SCS total revenue	4.8%	5.0%		6.3%	5.7%

SCS earnings before income taxes as % of SCS operating revenue *	6.8%	6.9%		8.6%	7.7%

Dedicated Transportation Solutions

DTS total revenue	$300.9	346.4	(13)%	$1,229.4	1,417.5	(13)%
Subcontracted transportation	(43.4)	(69.5)	(38)%	(191.9)	(299.5)	(36)%
Fuel	(26.5)	(35.6)	(26)%	(108.2)	(145.3)	(26)%
DTS operating revenue *	$231.0	241.3	(4)%	$929.2	972.7	(4)%

Segment earnings before income taxes	$15.3	18.1	(16)%	$73.4	81.1	(9)%

DTS earnings before income taxes as % of DTS total revenue	5.1%	5.2%		6.0%	5.7%

DTS earnings before income taxes as % of DTS operating revenue *	6.6%	7.5%		7.9%	8.3%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, SCS and DTS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to SCS and DTS.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended December 31,		Twelve months ended December 31,		2020/2019
	2020	2019	2020	2019	Three Months	Twelve Months

ChoiceLease
Average fleet count	150,400	160,200	154,800	156,600	(6)%	(1)%
End of period fleet count	149,600	159,800	149,600	159,800	(6)%	(6)%
Miles/unit per day change - % (a)	0.4%	0.9%	(2.2)%	0.2%

Average Active ChoiceLease vehicles (b)	143,100	146,900	145,500	144,300	(3)%	1%
Revenue per active ChoiceLease vehicle (c)	$5,700	$5,500	$21,700	$21,300	4%	2%

Commercial rental
Average fleet count	35,100	43,300	37,500	44,100	(19)%	(15)%
End of period fleet count	35,000	41,900	35,000	41,900	(16)%	(16)%
Rental utilization - power units	79.1%	76.0%	67.4%	75.0%	310bps	(760)bps
Rental rate change - % (d)	6.0%	2.4%	4.4%	2.4%

Customer vehicles under
SelectCare contracts
Average fleet count	52,700	56,900	54,900	56,300	(7)%	(2)%
End of period fleet count	50,300	55,800	50,300	55,800	(10)%	(10)%

Customer vehicles under
SelectCare on-demand (e)
Fleet serviced during the period	6,400	8,500	18,800	23,200	(25)%	(19)%

SCS
Average fleet count (f)	9,500	9,700	9,600	9,700	(2)%	(1)%
End of period fleet count (f)	9,400	9,700	9,400	9,700	(3)%	(3)%

DTS
Average fleet count (f)	9,300	9,500	9,400	9,600	(2)%	(2)%
End of period fleet count (f)	9,200	9,400	9,200	9,400	(2)%	(2)%

Used vehicle sales (UVS)
Average UVS inventory	9,000	8,200	11,300	7,800	10%	45%
End of period fleet count	7,700	9,400	7,700	9,400	(18)%	(18)%
Used vehicles sold	7,000	6,000	27,600	21,300	17%	30%
UVS pricing change (g)
Tractors	15%	(25)%	(14)%	(3)%
Trucks	22%	(10)%	3%	(6)%
Notes:

(a)	Represents percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Active ChoiceLease vehicles are calculated as those units currently earning revenue and not classified as not yet earning or no longer earning units.
(c)	Calculated based on the reported quarterly and year-to-date ChoiceLease revenue.
(d)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(e)	Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.
(f)	These vehicle counts are also included within the average fleet counts for ChoiceLease, Commercial rental and SelectCare.
(g)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

Specifically, the following non-GAAP financial measures are included in this press release:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
SCS Operating Revenue	SCS Total Revenue
DTS Operating Revenue	DTS Total Revenue
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
Comparable Earnings Measures:
Comparable Earnings (Loss) Before Income Tax and Comparable Tax Rate	Earnings (Loss) Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings (Loss)	Earnings (Loss) from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS	EPS from Continuing Operations	Condensed Consolidated Statements of Earnings - Unaudited
Adjusted Return on Equity (ROE)	Not Applicable. However, the non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the following reconciliations.	Appendix - Non-GAAP Financial Measure Reconciliations
Adjusted Return on Capital (ROC) and Adjusted ROC Spread	Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Net Earnings (Loss)	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

Set forth in the table below is an overview of each non-GAAP financial measure and why management believes that presentation of each non-GAAP financial measure provides useful information to investors. See reconciliations for each of these measures following this table.

Operating Revenue Measures:
Operating Revenue FMS Operating Revenue SCS Operating Revenue DTS Operating Revenue FMS EBT as a % of FMS Operating Revenue SCS EBT as a % of SCS Operating Revenue DTS EBT as a % of DTS Operating Revenue
Operating revenue is defined as total revenue for Ryder System, Inc. or each business segment (FMS, SCS and DTS) excluding any (1) fuel and (2) subcontracted transportation, as well as (3) revenue from our ChoiceLease liability insurance program which was discontinued in early 2020. We believe operating revenue provides useful information to investors as we use it to evaluate the operating performance of our core businesses and as a measure of sales activity at the consolidated level for Ryder System, Inc., as well as for each of our business segments. We also use segment EBT as a percentage of segment operating revenue for each business segment for the same reason. Note: FMS EBT, SCS EBT and DTS EBT, our primary measures of segment performance, are not non-GAAP measures.

Fuel: We exclude FMS, SCS and DTS fuel from the calculation of our operating revenue measures, as fuel is an ancillary service that we provide our customers, which is impacted by fluctuations in market fuel prices and the costs are largely a pass-through to our customers, resulting in minimal changes in our profitability during periods of steady market fuel prices. However, profitability may be positively or negatively impacted by rapid changes in market fuel prices during a short period of time, as customer pricing for fuel services is established based on trailing market fuel costs.

Subcontracted transportation: We also exclude subcontracted transportation from the calculation of our operating revenue measures, as these services are also typically a pass-through to our customers and, therefore, fluctuations result in minimal changes to our profitability. While our SCS and DTS business segments subcontract certain transportation services to third party providers, our FMS business segment does not engage in subcontracted transportation and, therefore, this item is not applicable to FMS.

ChoiceLease liability Insurance: We exclude ChoiceLease liability insurance as we announced our plan in the first quarter of 2020 to exit the extension of our liability insurance coverage for ChoiceLease customers. The exit of this program is estimated to be completed in the second quarter of 2021. We are excluding the revenues associated with this program for better comparability of our on-going operations.

Comparable Earnings Measures:
Comparable Earnings (Loss) Before Income Taxes (EBT) and Comparable Tax Rate

Comparable Earnings

Comparable Earnings per Diluted Common Share (EPS)

Adjusted Return on Equity (ROE)

Adjusted Return on Capital (ROC) and Adjusted ROC Spread

Comparable EBT, comparable earnings and comparable EPS are defined, respectively, as GAAP EBT, earnings and EPS, all from continuing operations, excluding (1) non-operating pension costs and (2) any other significant items that are not representative of our business operations. We believe these comparable earnings measures provide useful information to investors and allow for better year-over-year comparison of operating performance.
Non-operating pension costs: Our comparable earnings measures exclude non-operating pension costs, which include the amortization of net actuarial loss and prior service cost, interest cost and expected return on plan assets components of pension and postretirement benefit costs, as well as a settlement or curtailment of a plan if one has occurred. We exclude non-operating pension costs because we consider these to be impacted by financial market performance and outside the operational performance of our business.

Other Items Impacting Comparability: Our comparable and adjusted earnings measures also exclude other significant items that are not representative of our business operations as detailed in the reconciliation table below. These other significant items vary from period to period and, in some periods, there may be no such significant items.

Calculation of comparable tax rate: The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Adjusted ROE: Adjusted ROE is defined as adjusted net earnings divided by adjusted average shareholders' equity and represents the rate of return on shareholders' investment. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity. We use adjusted ROE as an internal measure of how effectively we use the owned capital invested in our operations.

Adjusted ROC: Adjusted ROC is defined as adjusted net earnings divided by average total capital and represents the rate of return generated by the capital deployed in our business. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity (a component of average total capital).We use adjusted ROC as an internal measure of how effectively we use the capital invested (borrowed or owned) in our operations. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Comparable EBITDA is defined as earnings from continuing operations, net of tax, first adjusted to exclude the following items, all from continuing operations: (1) non-operating pension costs and (2) any other items that are not representative of our business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods and are described under Comparable Earnings Measures above) and then adjusted further for (1) interest expense, (2) income taxes, (3) depreciation, (4) used vehicle sales results and (5) amortization.

We believe comparable EBITDA provides investors with useful information, as it is a standard measure commonly reported and widely used by analysts, investors and other interested parties to measure financial performance and our ability to service debt and meet our payment obligations. In addition, we believe that the inclusion of comparable EBITDA provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Other companies may calculate comparable EBITDA differently; therefore, our presentation of comparable EBITDA may not be comparable to similarly-titled measures used by other companies.

Comparable EBITDA should not be considered as an alternative to earnings from continuing operations before income taxes or earnings from continuing operations determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities (determined in accordance with GAAP), as an indicator of cash flows, or as a measure of liquidity.

Cash Flow Measures:
Total Cash Generated Free Cash Flow
We consider total cash generated and free cash flow to be important measures of comparative operating performance, as our principal sources of operating liquidity are cash from operations and proceeds from the sale of revenue earning equipment.

Total Cash Generated: Total cash generated is defined as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment, and (4) other cash inflows from investing activities. We believe total cash generated is an important measure of total cash flows generated from our ongoing business activities.

Free Cash Flow: We refer to the net amount of cash generated from operating activities and investing activities (excluding acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment, and (4) other cash inflows from investing activities, less (5) purchases of property and revenue earning equipment. We believe free cash flow provides investors with an important perspective on the cash available for debt service and for shareholders, after making capital investments required to support ongoing business operations. Our calculation of free cash flow may be different from the calculation used by other companies and, therefore, comparability may be limited.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

OPERATING REVENUE RECONCILIATION

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019

Total revenue	$2,212.9	2,276.5	$8,420.1	8,925.8
Fuel	(144.1)	(204.3)	(586.4)	(847.3)
Subcontracted transportation	(227.4)	(223.8)	(785.8)	(854.1)
ChoiceLease liability insurance revenue	(2.1)	(9.6)	(23.8)	(35.3)
Operating revenue *	$1,839.4	1,838.8	$7,024.0	7,189.1

TOTAL CASH GENERATED / FREE CASH FLOW RECONCILIATION

	Twelve months ended December 31,
	2020	2019

Net cash provided by operating activities from continuing operations	$2,181.3	2,140.5
Proceeds from sales (primarily revenue earning equipment) (a)	538.9	465.7
Sales of operating property and equipment	13.3	52.3
Total cash generated *	2,733.5	2,658.5
Purchases of property and revenue earning equipment (a)	(1,146.5)	(3,735.2)
Free cash flow *	$1,587.0	(1,076.7)

Memo:
Net cash used in investing activities	$(601.0)	(3,217.2)
Net cash provided by (used in) financing activities	$(1,507.2)	1,084.1

Notes:

(a)	Included in cash flows from investing activities.

* Non-GAAP financial measure. See definition above.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

ADJUSTED RETURN ON EQUITY RECONCILIATION

	Twelve months ended December 31,
	2020	2019

Net earnings (loss) (12-month rolling period)	$(122.3)	(24.4)
+ Other items impacting comparability *	90.4	38.0
+ Income taxes (a)	(18.3)	(19.0)
Adjusted earnings before income taxes	(50.2)	(5.4)
- Adjusted income taxes (b)	20.9	13.0
= Adjusted net earnings for ROE (numerator)** [A]	$(29.3)	7.6

Average shareholders' equity	$2,256.8	2,532.9
Adjustment to equity (c)	59.7	15.0
Adjusted average total equity (denominator)** [B]	$2,316.5	2,547.9

Adjusted ROE ** [A]/[B]	(1.3)%	0.3%

Notes:

(a)	Includes income taxes on discontinued operations.
(b)	Represents the tax provision on adjusted earnings before income taxes.
(c)	Represents the impact to equity of items to arrive at adjusted earnings.

* Other items impacting comparability includes the following:

	Twelve months ended December 31,
	2020	2019
Restructuring and other, net	$52.5	35.3
ERP implementation costs	34.3	21.3
Gains on sale of properties	(5.4)	(18.6)
Early redemption of medium-term notes	9.0	—
Other items impacting comparability	$90.4	38.0

** Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average total equity set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION

	Twelve months ended December 31,
	2020	2019

Net earnings (loss) (12-month rolling period)	$(122.3)	(24.4)
+ Other items impacting comparability *	90.4	38.0
+ Income taxes (a)	(18.3)	(19.0)
Adjusted earnings before income taxes	(50.2)	(5.4)
+ Interest expense (b)	252.3	241.5
- Adjusted income taxes (c)	(24.0)	(43.2)
= Adjusted net earnings for ROC (numerator)** [A]	$178.2	192.9

Average total debt	$7,658.7	7,427.2
Average shareholders' equity	2,256.8	2,532.9
Adjustment to equity (d)	59.7	15.0
Adjusted average total capital (denominator)** [B]	$9,975.2	9,975.1

Adjusted ROC ** [A]/[B]	1.8%	1.9%

Weighted average cost of capital	4.7%	4.8%

Adjusted return on capital spread***	(2.9)%	(2.9)%

Notes:

(a)	Includes income taxes on discontinued operations.
(b)	Excludes interest expense of $9 million recorded for the early redemption of two medium-term notes as it is presented above in "Other items impacting comparability, net."
(c)	Represents the tax provision on adjusted earnings before income taxes and adjusted interest expense.
(d)	Represents the impact to equity of items to arrive at adjusted earnings.

* See our Adjusted Return on Equity Reconciliation above for further details regarding other items impacting comparability.
** Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital set forth in this table.
*** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019

Net earnings (loss)	$25.6	(53.5)	$(122.3)	(24.4)
+(Earnings) loss from discontinued operations, net of tax	0.1	0.4	10.3	1.1
+ Provision for (benefit from) income taxes	(2.5)	(69.2)	(18.4)	(19.0)
Earnings before income taxes from continuing operations	23.3	(122.2)	(130.4)	(42.3)
+ Non-operating pension costs	1.8	40.3	11.2	60.4
+ Restructuring and other, net	10.8	21.6	76.4	35.3
+ ERP implementation costs	7.1	7.6	34.3	21.3
+ Gains on sale of properties	(1.7)	—	(5.4)	(18.6)
+ Early redemption of medium-term notes	9.0	—	9.0	—
+ ChoiceLease liability insurance revenue	(2.1)	—	(23.8)	—
Comparable earnings (loss) before income taxes	48.3	(52.7)	(28.8)	56.1
+ Interest expense	59.9	62.8	252.3	241.4
+ Depreciation	475.1	536.2	2,027.4	1,878.9
+ Used vehicle sales, net	(17.7)	9.6	(0.4)	58.7
+ Amortization	1.9	2.0	7.7	8.3
Comparable EBITDA *	$567.5	557.8	$2,258.3	2,243.4

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of earnings before income taxes from continuing operations to comparable earnings before income taxes from continuing operations is set forth in this table. Comparable EBITDA has been recast to exclude gains/losses from the sale of used vehicles.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INCOME TAXES / EARNINGS / TAX RATE RECONCILIATION

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019

Earnings (loss) from continuing operations before income taxes	$23.3	(122.2)	$(130.4)	(42.3)
Non-operating pension costs	1.8	40.3	11.2	60.4
Restructuring and other, net	10.8	21.6	76.4	35.3
ERP implementation costs	7.1	7.6	34.3	21.3
Gains on sale of properties	(1.7)	—	(5.4)	(18.6)
Early redemption of medium-term notes	9.0	—	9.0	—
ChoiceLease liability insurance revenue	(2.1)	—	(23.8)	—
Comparable earnings (loss) before income taxes*	$48.3	(52.7)	$(28.8)	56.1

Provision for (benefit from) income taxes	$(2.5)	(69.2)	$(18.4)	(19.0)
Tax adjustments, net (1)	0.4	—	(22.1)	(3.5)
Income tax effects of non-GAAP adjustments**	6.5	17.1	25.4	25.0
Comparable provision for (benefit from) income taxes	$4.4	(52.0)	$(15.0)	2.5

Earnings (loss) from continuing operations	$25.8	(53.1)	$(112.0)	(23.3)
Non-operating pension costs	0.6	30.6	5.3	44.9
Restructuring and other, net	7.4	16.1	43.6	26.5
ERP implementation costs	5.3	5.7	25.4	15.8
Gains on sale of properties	(1.6)	—	(5.0)	(13.8)
Early redemption of medium-term notes	6.9	—	6.9	—
Tax adjustments, net	(0.4)	—	22.1	3.5
Comparable earnings (loss) from continuing operations*	$43.9	(0.7)	$(13.8)	53.6

Tax rate on continuing operations	(10.6)%	(56.6)%	(14.1)%	(44.9)%
Tax adjustments and income tax effects of non-GAAP adjustments**	19.6%	(42.1)%	(38.0)%	49.4%
Comparable tax rate on continuing operations**	9.0%	(98.7)%	(52.1)%	4.5%

(1) For the three months ended December 31, 2020, tax adjustments, net included an expense relating to expiring state net operating losses of $0.4 million. For the twelve months ended December 31, 2020, tax adjustments, net included expenses related to a valuation allowance of $13 million on our U.K. deferred tax assets and expiring state net operating losses of $7 million. For the twelve months ended December 31, 2019, tax adjustments, net primarily included an expense relating to expiring state net operating losses of $5 million.

* Non-GAAP financial measure. See definition above.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

	First Quarter 2021	Full Year 2021
EPS from continuing operations	$0.30 - $0.40	$4.18 - $4.68
Non-operating pension costs	(0.03)	(0.13)
Restructuring and other, net	0.11	(0.10)
ERP implementation costs	0.11	0.16
Tax adjustments	0.01	0.04
Comparable earnings (loss) per share from continuing operations forecast:*	$0.50 - $0.60	$4.15 - $4.65

* Non-GAAP financial measure. See definition above.

TOTAL CASH GENERATED / FREE CASH FLOW FORECAST RECONCILIATION

2021 Forecast

Net cash provided by operating activities from continuing operations	$2,200
Proceeds from sales (primarily revenue earning equipment) (1)	500
Total cash generated *	2,700

Capital expenditures (1)(2)	(2,300 - 2,000)
Free cash flow *	$400M - $700M

Memo:
Net cash used in investing activities	$(1,600)
Net cash provided by (used in) financing activities	$(700)

(1) Included in cash flows from investing activities.
(2) Capital expenditures presented net of changes in accounts payable related to purchases of revenue earning equipment.

* Non-GAAP financial measure. See definition above.

ADJUSTED RETURN ON EQUITY FORECAST RECONCILIATION
2021 Forecast

Net earnings (12-month rolling period)	$240
+ Other items impacting comparability *	10
+ Income taxes (a)	85
Adjusted earnings before income taxes	335
- Adjusted income taxes (b)	(90)
= Adjusted net earnings for ROE (numerator)** [A]	$245

Average shareholders' equity	$2,300
Adjustment to equity (c)	20
Adjusted average total equity (denominator)** [B]	$2,320

Adjusted ROE ** [A]/[B]	10.5%

Notes:

(a)	Includes income taxes on discontinued operations.
(b)	Represents the tax provision on adjusted earnings before income taxes.
(c)	Represents the impact to equity of items to arrive at adjusted earnings.

* Forecasted other items impacting comparability includes Restructuring and Other, net of $20 million, gain on sale of property of $(20) million and ERP implementation costs of $10 million.
** Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average total equity set forth in this table.

Note: Amounts may not be additive due to rounding.